As filed with the U.S. Securities and Exchange Commission on July 2, 2024

Registration No. 333-238025
Registration No. 333-217798
Registration No. 333-175634
Registration No. 33-54484
Registration No. 33-89126
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-238025)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-217798)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-175634)
Post-Effective Amendment No. 2 to Form S-8 Registration Statement (No. 33-54484)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 33-89126)

UNDER THE SECURITIES ACT OF 1933

ENCORE WIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-2274963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Daniel L. Jones
President and Chief Executive Officer
Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam O. Emmerich
Zachary S. Podolsky
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

ENCORE WIRE CORPORATION 2020 LONG TERM INCENTIVE PLAN
AMENDED AND RESTATED ENCORE WIRE CORPORATION 2010 STOCK OPTION PLAN
ENCORE WIRE CORPORATION 2010 STOCK OPTION PLAN
ENCORE WIRE CORPORATION 1989 STOCK OPTION PLAN
ENCORE WIRE CORPORATION 1989 STOCK OPTION PLAN

(Full title of the plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed to deregister unsold shares of common stock, par value $0.01 per share (“Common Stock”), of Encore Wire Corporation, a Delaware corporation (the “Registrant”) (i) under the Registration Statement on Form S-8 filed by the Registrant (File No. 333-238025) with the U.S. Securities and Exchange Commission (the “Commission”) on May 5, 2020 (the “2020 Registration Statement”), pertaining to the registration of 1,000,000 shares of Common Stock offered under the Encore Wire Corporation 2020 Long Term Incentive Plan; (ii) under the Registration Statement on Form S-8 filed by the Registrant (File No. 333-217798) with the Commission on May 9, 2017 (the “2017 Registration Statement”), pertaining to the registration of 500,000 shares of Common Stock offered under the Amended and Restated Encore Wire Corporation 2010 Stock Option Plan; (iii) under the Registration Statement on Form S-8 filed by the Registrant (File No. 333-175634) with the Commission on July 18, 2011 (the “2011 Registration Statement”), pertaining to the registration of 500,000 shares of Common Stock offered under the Encore Wire Corporation 2010 Stock Option Plan; (iv) under the Registration Statement on Form S-8 filed by the Registrant (File No. 33-89126) with the Commission on February 2, 1995 (the “1995 Registration Statement”), pertaining to the registration of 300,000 shares of Common Stock under the Encore Wire Corporation 1989 Stock Option Plan and (v) under the Registration Statement on Form S-8 filed by the Registrant (File No. 33-54484) with the Commission on November 12, 1992 (the “1992 Registration Statement,” and collectively with the 2020 Registration Statement, the 2017 Registration Statement, the 2011 Registration Statement and the 1995 Registration Statement, the “Registration Statements”), pertaining to the registration of 349,340 shares of Common Stock under the Encore Wire Corporation 1989 Stock Option Plan.
On April 14, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Parent”), Applause Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely as provided in Section 9.12 therein, Prysmian Cables and Systems USA, LLC, a Delaware limited liability company, pursuant to which on July 2, 2024, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.
As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements to remove from registration any and all of the shares registered but unsold under the Registration Statements as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McKinney, State of Texas, on July 2, 2024.

ENCORE WIRE CORPORATION
(registrant)

By:	/s/ Daniel L. Jones
Name:	Daniel L. Jones
Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments on Form S-8 in reliance upon Rule 478 under the Securities Act.